Exhibit 5.1

April 7, 2010

Board of Directors
Verecloud, Inc.
6560 South Greenwood Plaza Blvd, Number 400
Englewood, Colorado 80111

Ladies and Gentlemen:

We are acting as special counsel to Verecloud, Inc., a Nevada corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-1, including any amendments thereto (the "Registration Statement"). The Registration Statement relates to the offer and sale by the selling stockholders identified in the Registration Statement of up to 14,080,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share.  This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Company's Articles of Incorporation and Bylaws, as amended, and the resolutions of the Board of Directors authorizing the issuance of the Shares.  We have assumed that: (i) all factual information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; and (v) each natural person signing any document that we have reviewed had the legal capacity to do so.

Based upon the foregoing, it is our opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of Colorado, and do not render any opinion as to legal matters subject to or governed by laws other than the State of Colorado or United States federal jurisprudence.  To the extent this opinion letter addresses laws of any state other than the State of Colorado, we have assumed (with your permission) that the laws of such state are identical to the laws of the State of Colorado.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP
Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200 | Denver, CO 80202-4432 Brownstein Hyatt Farber Schreck, LLP | bhfs.com	303.223.1100 tel 303.223.1111 fax